Exhibit 4.30

Subscription Agreement

of

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

by and among

Suqian Limao Donghong Investment Management Co., Ltd.

Suqian Dongtai Jinrong Investment Management Center (Limited Partnership)

and

Beijing Sequoia Hongde Equity Investment Center (Limited Partnership)

Beijing Harvest Yuanrui Investment Center (Limited Partnership)

Suzhou Taiping Jingchuang Investment Management Enterprise (Limited Partnership) and other Investors

and

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

January 8, 2016

This Subscription Agreement of Beijing Jingdong Shangboguangyi Investment Management Co., Ltd. (hereinafter referred to as this “Agreement”) is made and entered into this 8th day of January, 2016, by and among the following parties in Beijing, the People’s Republic of China (the “PRC,” which for the purpose of this Agreement, excludes Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

Suqian Limao Donghong Investment Management Co., Ltd., a limited liability company incorporated under the laws of the PRC (hereinafter referred to as “Suqian Limao”);

Suqian Dongtai Jinrong Investment Management Center (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Suqian Dongtai”);

Beijing Sequoia Hongde Equity Investment Center (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Sequoia”);

Beijing Harvest Yuanrui Investment Center (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Harvest”);

Suzhou Taiping Jingchuang Investment Management Enterprise (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Taiping”);

Beijing Rongzhi Huineng Investment Management Center (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Ronghui”);

Shanghai Huasheng Lingfei Equity Investment Partnership (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Huasheng”);

Shenzhen Tiantu Investment Management Co., Ltd., a non-listed joint stock company incorporated under the laws of the PRC (hereinafter referred to as “Tiantu”);

Ningbo Xinyue Kangrong Equity Investment Funds Partnership (limited partnership), a limited partnership registered under the laws of the PRC (hereinafter referred to as “Xinyue”);

Harbin Henshi Dachang Tech Co., Ltd., a limited liability company incorporated under the laws of the PRC (hereinafter referred to as “Hengshi”);

Beijing Kuaile Weiyun Investment Co., Ltd., a limited liability company incorporated in accordance with the laws of the PRC (hereinafter referred to as “Kuaile Weiyun”);

Beijing Jingdong Shangboguangyi Investment Management Co., Ltd., a limited liability company incorporated under the laws of the PRC (hereinafter referred to as the “Company”).

Sequoia, Harvest, Taiping, Ronghui, Huasheng, Tiantu, Xinyue, Hengshi and Kuaile Weiyun are hereinafter collectively referred to as the “Investors”; Suqian Limao, Suqian Dongtai, the Investors and the Company are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS,

A)                 The Company is a limited liability company incorporated with the registered capital of RMB10 million under the laws of the PRC on September 5, 2012;

B)                 As of the signing date of this Agreement, Suqian Limao holds 100% equity interest of the Company, the ownership structure of which is set forth as follows:

Name of shareholder	Subscribed contribution (unit: RMB10,000)	Proportion
Suqian Limao	1,000	100%
Total	1,000	100%

C)                 Before the completion of the closing under this Agreement, Suqian Limao and Suqian Dondtai are to increase the registered capital of the Company (hereinafter referred to as “Pre-closing Restructuring”), in order to change the ownership structure as follows:

Name of shareholder	Subscribed contribution (unit: RMB10,000)	Proportion
Suqian Limao	16,000	80%
Suqian Dondtai	4,000	20%
Total	20,000	100%

D)               It is agreed by the Parties upon negotiation that after the completion of the Pre-closing Restructuring, the Company plans to increase its registered capital by RMB31 million (hereinafter referred to as the “Increased Registered Capital”), and the Investors plan to subscribe for all the Increased Registered Capital with a sum of RMB6.2 billion (hereinafter referred to as this “Subscription”), in which Sequoia intends to subscribe for RMB9,250,000 of the Increased Registered Capital with RMB1.85 billion, Harvest intends to subscribe for RMB6,000,000 of the Increased Registered Capital with RMB1.2 billion, Taiping intends to subscribe for RMB5,000,000 of the Increased Registered Capital with RMB1 billion, Ronghui intends to subscribe for RMB3,500,000 of the Increased Registered Capital with RMB700 million, Huasheng intends to subscribe for RMB1,000,000 of the Increased Registered Capital with RMB200 million, Tiantu intends to subscribe for RMB500,000 of the Increased Registered Capital with RMB100 million, Xinyue intends to subscribe for RMB500,000 of the Increased Registered Capital with RMB100 million, Hengshi intends to subscribe for RMB5,000,000 of the Increased Registered Capital with RMB1 billion, and Kuaile Weiyun intends to subscribe for RMB250,000 of the Increased Registered Capital with RMB50 million.

E)                The Parties agree to conclude this Agreement as basic terms and conditions for this Subscription and the subscription of the increased registered capital by the Investors, and further agree to modify the bylaws of the Company in accordance with this Agreement so as to take the modified bylaws as the basis for operation and management of the Company.

Based on the principles of equality and mutual benefit, the Parties hereby agree as follows:

Article 1            Definitions

1.1 Except as otherwise provided expressly or required by the context, the following terms shall have the following meanings:

Administration for Industry and Commerce (AIC)	The State Administration for Industry and Commerce of the PRC and its branches.

Affiliate

with respect to a Party, means any person who has the power to directly or indirectly control or jointly control, or exert major influence upon, or under the same control with such Party in its financial affairs or business decision making. For JD Finance, its affiliates include, without limitation, Suqian Limao, Suqian Dongtai, the Investors and the affiliates thereof, and the Company’s senior officers. The term “Control” means holding directly or indirectly more than 50% of the equity interest, equity interest or other valuable securities of a legal person, or though less than 50%, holding equity interest or equity interest obviously more than other shareholders and having the power to influence the enterprise’s financial affairs and decision-making in business operation under the bylaws or agreements. “major influence” means participation in making decision in a legal person’s financial affairs and operating policy, including but not limited to recommendation of member of the board of directors and the power to materially influence upon the target company’s business management plan.

AIC Registered Version

the simplified version of this Subscription Agreement separately signed by the Parties as actually required for purposes of the change registration at the Administration for Industry and Commerce (AIC) and without breaching this Agreement; for details, refer to Article 17.8 hereof.

Beijing Aodu Baisheng	Beijing Aodu Baisheng Network Tech. Co., Ltd.

Beijing Century Trading	Beijing Jingdong Century Trade Co., Ltd.

Beijing Changtian Assets	Beijing Changtian Assets Management Co., Ltd.

Beijing Hefeng Yongxun	Beijing Hefeng Yongxun Financial Information Service Co., Ltd.

Beijing Jingao Zhuoyuan	Beijing Jing’ao Zhuoyuan Assets Management Co., Ltd.

Beijing Jinghui Microcredit	Beijing Jinghui Microcredit Co., Ltd.

Beijing Jingtai Zhuoneng	Beijing Jingtai Zhuoneng Consultation Co., Ltd.

Beijing Jingtai Zhuoyi	Beijing Jintai Zhuoyi Investment Co., Ltd.

Beijing Kenterui	Beijing Kenterui Fortune Investment Management Co., Ltd.

Beijing Online Banking Business	Online Banking (Beijing) Business Service Co., Ltd.

Beijing Online Banking Tech	Online Banking (Beijing) Tech. Co., Ltd.

Beijing Shihang Zhuoneng	Beijing JD Shihang Zhuoneng Zhongchuang Investment Funds Management Center (limited partnership)

Beijing Zhengdong Jinkong	Beijing Zhendong Jinkong Information Service Co., Ltd.

Bitauto Financial Business

the online automobile financial platform business conducted by, or other new business that may be conducted in the future by, Yixin Capital Limited (which is indirectly invested by JD.com, Inc.), its subsidiary, Shanghai Yixin Finance Leasing Co., Ltd and its controlled company, Beijing Yixin Information Tech. Co., Ltd.

Business Day	any day which banks in the PRC are open for normal business (excluding Saturday, Sunday and legal holidays of the PRC)
CHINASCOPE	CHINASCOPE LIMITED (HK)

Chongqing Microcredit	Chongqing Liangjiang New Area Shengji Microcredit Co., Ltd.

Closing Condition	all conditions precedent to be satisfied before the closing of this Subscription; for details, refer to Article 6 hereof.

Closing Date

the payment deadline specified in the Payment and Closing Notice as stated in Article 5.3; provided that if none of the Investors pays as provided on or prior to the deadline, there will be no Closing Date; for details, refer to Article 5.1.

Company	Beijing Jingdong Shangboguangyi Investment Management Ltd.

Confidential Information

all terms of this Agreement and any other information related to any of the other Parties and their respective business acquired as a result of this Agreement shall be confidential information; for details, refer to Article 14.1 hereof.

Co-Sale Right	the rights of the Investors to sell the relevant equity as mentioned in Article 10.6 hereof

“Fenqile” Business

The business of installment payment shopping for students, credit consumption, P2P network financing platform and other new business to be carried out by Beijing Shijitong Tech. Ltd., Fenqile Network Tech. Co., Ltd., Beijing Lejiaxin Network Tech. Co., Ltd. and Qianhai Juzi Information Tech Co., Ltd., each of which is indirectly invested by JD.com, Inc. (and other companies that may be formed or acquired in such framework in the future)

Fubang International HK	Fubang International Finance Group Co., Ltd.

Hanhai International BVI	Hanhai International Investment Co., Ltd.

Harvest	Beijing Harvest Yuanrui Investment Center (limited partnership)

Hengshi	Harbin Henshi Dachang Tech Co., Ltd.

HK HaiYiHan	Haiyihan International Investment Management Co., Ltd.

Huasheng	Shanghai Huasheng Lingfei Equity Investment Partnership (limited partnership)

Increased Registered Capital	the increased registered capital of RMB31 million to be contributed as agreed by the Parties under this Agreement, for details, refer to (D)

Insurance Business

Any personal insurance (including but not limited to life insurance, health insurance, accident insurance), property insurance, reinsurance, pension, insurance supervision service and other insurance activities (including but not limited to risk and loss assessment, other activities related to or close to insurance and pension such as salvage management and insurance actuarial), in each case conducted in a lawful form and excludes insurance broker and agency business.

Investors	Sequoia, Harvest, Taiping, Ronghui, Huasheng, Tiantu, Xinyue, Hengshi and Kuaile Weiyun collectively

JD E-commerce Investment HK	JD.com E-COMMERCE (INVESTMENT) HONG KONG CORPORATION LIMITED

JD E-commerce Technology HK	JD.com E-COMMERCE (TECHNOLOGY) HONG KONG CORPORATION LIMITED

JD Finance/JD Finance Group	the Company and its subsidiaries

JD Finance Core Business

all financial, financial derivatives and other finance-related business currently conducted or to be conducted in the future by JD Finance, including but not limited to, existing consumer finance, supply chain finance, third party payment service, factoring business, insurance broker and agency, crowd-funding business (including products and equity-based crowd-funding), fortune management and other securities, banking, finance lease, assets management, credit investigation that will probably be carried out in the future.

JD.COM Asia	JD.com Asia Development Limited (HK)

JD.com, Inc.	JD.Com, Inc. (ticker: JD) listed on NASDAQ and entities controlled by it, excluding the Company and the entities controlled by it

JDPAY	JDPAY PTE. LTD.

JD-Zest Finance Gaia (Cayman)	JD-Zest Finance Gaia (Caymay) Inc.

Kuaile Weiyun	Beijing Kuaile Weiyun Investment Co., Ltd.

Laws

laws, administrative regulations, judicial interpretations, departmental rules, local regulations, local governmental rules, government orders, notifications and regulations that are binding generally, or other governmental regulating documents that are binding on the parties or any party to this Agreement, which are promulgated and effective from time to time as of or after the execution date of this Agreement.

Long Stop Date	the 180th day following the execution date of this Agreement; for details, refer to Article 5.2.

Longtu International Cayman	Longtu International Investment Inc.

Major

Any circumstance that is likely to cause the Company to additionally bear a single item of debt or liabilities exceeding RMB10 million or debts totaling of more than RMB50 million under Article 7.4 hereof; for details, refer to Article 7.4 hereof.

Material Adverse Change/Effect

overall and material adverse effect upon the business, operation, assets and other respects of the Company (including its subsidiaries), or the circumstances posing material obstacles to Qualified IPO of the Company, for which it is impossible to take remedial measures through effective method or manner, including but not limited to: (1) major change in economic situation, or great change in the industry of the Company; (2) effects brought out by matters disclosed by the Company faithfully to the Investors without major misleading content or omissions; (3) Great change in laws or government industrial policy for the industry of the Company.

Payment and Closing Notice

the written notification to be sent to the Investors by Suqian Limao and the Company after the Conditions Precedent to the Closing of this Subscription stipulated in Article 6 hereof have been satisfied (or waived by relevant right owners in writing); for details, refer to Article 5.3 hereof.

Post-closing Restructuring	relevant restructuring to be made after the Closing under this Agreement; for details, refer to Article 10.1 hereof.

Post-Investment Valuation	the total valuation of the Company after this Subscription, i.e. RMB46.2 billion; for details, refer to Article 3.1 hereof.

PRC	For the purpose of this Agreement, it refers to the mainland of the People’s Republic of China, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

Pre-closing Restructuring	the capital increase of the Company by Suqian Limao and Suqian Dongtai after the execution of this Agreement and before the closing of this Subscription; for details, refer to Article 4 hereof.

Qualified IPO

the IPO and listing or reverse merger of shares on a domestic or foreign capital market approved by the board of directors of the Company, and after such IPO and listing or reverse merger, the total market value of the Company shall not be less than RMB93 billion; for details, refer to Article 10.2 hereof.

RMB	China’s legal currency Renminbi.

Ronghui	Beijing Rongzhi Huineng Investment Management Center (limited partnership)

Sequoia	Beijing Sequoia Hongde Equity Investment Center (limited partnership)

Shanghai Banghui Factoring	Shanghai Banghui Commercial Factoring Co., Ltd.

Shanghai Hefeng Yongxun	Shanghai Hefeng Yongxun Financial Information Service Co., Ltd.

Shanghai Hengxian Junzhan	Shanghai Hengxian Junzhan Enterprise Credit Investigation Service Co., Ltd.

Shanghai Jiazhan Leasing	Shanghai Jiazhan Finance Leasing Co., Ltd.

Shanghai Jinghui Microcredit	Shanghai Jinghui Microcredit Co., Ltd.

Shanghai Jinshundong	Shanghai Jinshundong Investment Management Co., Ltd.

Shanghai Shengdayuan	Shanghai Shengdayuan Information Technology Co., Ltd.

Shengyu Guangnian HK	Shengyu Guangnian Information Tech. Co., Ltd.

Subscription	the subscription for the Increased Registered Capital by the Investors with RMB6.2 billion; for details, refer to Article 2 hereof.

Subscription Price	the price payable by the Investors to the Company for the subscription for this Subscription, i.e. RMB6.2 billion; for details, refer to Article 3.2 hereof.

Suqian Dongtai	Suqian Dongtai Jinrong Investment Management Center (limited partnership)

Suqian Limao	Suqian Limao Donghong Investment Management Co., Ltd.

Taihuoniao	Taihuoniao Science and Technology Company Limited (Cayman)

Taiping	Suzhou Taiping Jingchuang Investment Management Enterprise (limited partnership)

Taxes	Any taxes and charges in any form collected by the central and local authorities or departments of finance, taxation and customs of the PRC, including any related late fee, penalties or expenses.

ThinkLand	Suzhou ThinkLand Inc.

Tianjin Dongfang Qiming	Tianjin Dongfang Qiming Tech. Development Co., Ltd.

Tianjin Jintou Insurance	Tianjin Jintou Insurance Brokerage Co., Ltd.

Tiantu	Shenzhen Tiantu Investment Management Co., Ltd.

U51.COM INC.	U51.COM INC.

Xinyue	Ningbo Xinyue Kangrong Equity Investment Funds Partnership (limited partnership)

Yuan	Yuan of Renminbi

1.2 In this Agreement,

(a)                                      Any reference to the preface, articles and sub-articles means the preface, articles and sub-articles of this Agreement.

(b)                                      Any law, regulation, rules and legal orders (whether having legal force or not) mentioned herein refers to such law, regulation, rules and legal orders modified, changed, revised, merged, or re-promulgated, and affiliated legislation made thereunder.

(c)                                       Any contract, agreement or document mentioned herein refers to such contract, agreement or document modified, supplemented or replaced from time to time.

(d)                                      The headlines used herein are used for convenience only, and will not affect the interpretation of this Agreement.

(e)                                       When “more than” or “below” is used herein, the following number is included; when “exceeding” or “lower than” or “less than” is used, the following number is not included.

1.3 The contents used as preface of this Agreement shall have the same binding force as the body text of this Agreement.

1.4 The date and time mentioned herein are Beijing time, unless otherwise required by the context.

Article 2  The Subscription

2.1 It is agreed by the Parties that the Investors are to subscribe for the entire Increased Registered Capital of RMB31 million of the Company under the terms and conditions of this Agreement, so as to acquire a 13.42% equity interest of the Company; out of such Increased Registered Capital, Sequoia intends to subscribe for RMB9,250,000 of the Increased Registered Capital with RMB1.85 billion, so as to acquire a 4.00% equity interest of the Company, Harvest intends to subscribe for RMB6,000,000 of the Increased Registered Capital with RMB1.2 billion, so as to acquire a 2.60% equity interest of the Company, Taiping intends to subscribe for RMB5,000,000 of the Increased Registered Capital with RMB1 billion, so as to acquire a 2.16% equity interest of the Company, Ronghui intends to subscribe for RMB3,500,000 of the Increased Registered Capital with RMB700 million, so as to acquire a 1.52% equity interest of the Company, Huasheng intends to subscribe for RMB1,000,000 of the Increased Registered Capital with RMB200 million, so as to acquire a 0.43% equity interest of the Company, Tiantu intends to subscribe for RMB500,000 of the Increased Registered Capital with RMB100 million, so as to acquire a 0.22% equity interest of the Company, Xinyue intends to subscribe for RMB500,000 of the Increased Registered Capital with RMB100 million, so as to acquire a 0.22% equity interest of the Company, Hengshi intends to subscribe for RMB5,000,000 of the Increased Registered Capital with RMB1 billion, so as to acquire a 2.16% equity interest of the Company, and Kuaile Weiyun intends to subscribe for RMB250,000 of the Increased Registered Capital with RMB50 million, so as to acquire a 0.11% equity interest of the Company. Suqian Limao and Suqian Dongtai do hereby declare to waive their right of first refusal to this Subscription.

2.2 After the completion of this Subscription, the equity structure of the Company will be as follows:

Name of shareholder	Subscribed contribution (unit: RMB10,000)	Proportion
Suqian Limao	16,000	69.26%
Suqian Dongtai	4,000	17.32%
Sequoia	925	4.00%
Harvest	600	2.60%
Taiping	500	2.16%
Ronghui	350	1.52%
Huasheng	100	0.43%
Tiantu	50	0.22%
Xinyue	50	0.22%
Hengshi	500	2.16%
Kuaile Weiyun	25	0.11%
Total	23,100	100%

Article 3  Pricing For This Subscription and Payment of Subscription Price

3.1 It is agreed by the Parties that before this Subscription, the valuation of the Company is RMB40 billion, and the valuation of the Company is RMB46.2 billion immediately after this Subscription (the “Post-Investment Valuation”).

3.2 On the basis of the above valuation, the Investors shall pay a total of RMB6.2 billion to the Company for subscription for this Subscription (the “Subscription Price”), in which Sequoia is to pay RMB1.85 billion (out of which RMB9,250,000 is to be counted as part of the registered capital and the remaining RMB1,840,750,000 as capital reserve), Harvest is to pay RMB1.200 billion(out of which RMB6,000,000 is to be counted as part of the registered capital and the remaining RMB1,194,000,000 as capital reserve), Taiping is to pay RMB1 billion(out of which RMB5,000,000 is to be counted as part of the registered capital and the remaining RMB995,000,000 as capital reserve), Ronghui is to pay RMB700 million (out of which RMB3,500,000 is to be counted as part of the registered capital and the remaining RMB696,500,000 as capital reserve), Huasheng is to pay RMB200 million(out of which RMB1,000,000 is to be counted as part of the registered capital and the remaining RMB199,000,000 as capital reserve), Tiantu is to pay RMB100 million (out of which RMB500,000 is to be counted as part of the registered capital and the remaining RMB99,500,000 as capital reserve), Xinyue is to pay RMB100 million (out of which RMB500,000 is to be counted as part of the registered capital and the remaining RMB99,500,000 as capital reserve), Hengshi is to pay RMB1 billion (out of which RMB5,000,000 is to be counted as part of the registered capital and the remaining RMB995,000,000 as capital reserve), and Kuaile Weiyun is to pay RMB50 million (out of which RMB250,000 is to be counted as part of the registered capital and the remaining RMB49,750,000 as capital reserve).

3.3 Arrangement for Payment of Subscription Price

The Investors shall each pay their respective Subscription Price in a lump sum to the account designated by the Company within 20 Business Days from the date on which the Company sends to the Investors the Payment and Closing Notice pursuant to Article 5.3 (if the Payment and Closing Notice is sent within January 2016 and the Company has satisfied all the Closing Conditions, then in no event shall such payment be later than February 29, 2016), .

3.4 The Company shall, within ten Business Days of receipt of all the Subscription Prices paid by the Investors, employ an accounting firm with relevant qualification in China to make capital verification and issue capital verification report.

Article 4       Pre-Closing Restructuring for this Subscription

4.1 Suqian Limao and Suqian Dongtai are to increase the registered capital of the Company after the execution of this Agreement and before the Closing of this Subscription: Suqian Limao is to subscribe for an Increased Registered Capital of RMB150 million of the Company by investing RMB2,093,800,000 (RMB150 million as registered capital and RMB1,943,800,000 as capital reserve), and Suqian Dongtai is to subscribe for an Increased Registered Capital of RMB40 million by investing RMB40 million (RMB40 million is to be entirely accounted as registered capital).

4.2 The Company shall, within ten business days of receipt of all the investment made by Suqian Limao and Suqian Dongtai, employ an accounting firm with relevant qualification in China to make capital verification and issue capital verification report.

4.3 After the completion of the Pre-closing Restructuring, the equity structure of the Company is as follows:

Name of shareholder	Subscribed contribution (unit: RMB10,000)	Proportion
Suqian Limao	16,000	80%
Suqian Dongtai	4,000	20%
Total	20,000	100%

Article 5       Closing of This Subscription

5.1 The Closing of this Subscription shall occur immediately after the Closing Conditions provided in Article 6 hereof are all satisfied (or waived in writing by the relevant right owners ). The Parties acknowledge that the payment deadline specified in the Payment and Closing Notice sent by the Company pursuant to Article 5.3 is the closing date for this Subscription (the “Closing Date”); provided that if none of the Investors pays as provided on or prior to the deadline, there will be no Closing Date, and none of Suqian Limao, Suqian Dongtai and the Company has the obligation to consummate the closing.

5.2 Suqian Limao, the Company and the Investors shall procure that the Closing Conditions provided in Article 6 hereof be achieved within the shortest possible time after the execution date specified on the first page of this Agreement (but in no event shall be later than the 180th day from the execution date of this Agreement (the “Long Stop Date”), provided that the relevant right owners may waive, in their own discretion, certain conditions in writing.

5.3 Suqian Limao and the Company shall, after the Closing Conditions provided in Article 6 hereof are all satisfied (or waived in writing by the relevant right owners ), send to the Investors a written notice (the “Payment and Closing Notice”), requiring the Investors to pay the Subscription Price as provided in Article 3.3 hereof and specifying the deadline date for payment (the “Payment Deadline”). For the avoidance of any doubt, the Payment Deadline shall not be earlier than the 20th Business Day from the date of sending of the Payment and Closing Notice (the stipulations in Article 3.3 hereof shall govern). The Payment and Closing Notice must be accompanied by the relevant document or confirmation evidencing that all the Closing Conditions provided in Article 6 hereof have been satisfied.

5.4 The Investors shall, within the shortest possible time after receiving the Payment and Closing Notice, provide all the documents necessary for consummating the Closing as required by the Company, including but not limited to the relevant documents and signature/seals of the Investors required for completing the formalities of AIC change registration. The Company shall, within 15 Business Days of receipt of such documents and all the Subscription Price, submit the relevant documents for completing the formalities of AIC change registration.

5.5 From the Closing Date, the Investors will have the rights and bear the obligations as new shareholders of the Company in accordance with the Company Law, the bylaws of the Company, this Agreement and other transaction documents of this Subscription.

5.6 Suqian Limao, the Company and the Investors shall do their best to procure that the Closing Conditions provided in Article 6 hereof be satisfied within the shortest possible time. After the execution of this Agreement, if any of the Closing Conditions is not satisfied before the Long Stop Date (unless one or more of them is waived by the relevant right owners), then the Investors and Suqian Limao shall forthwith negotiate with each other on the subsequent matters.

Article 6       Conditions Precedent to Closing of this Subscription

The Parties acknowledge and agree that the closing of this Subscription is premised on and subject to the satisfaction of all of the following conditions precedent (the “Closing Conditions” (unless one or more of the following is waived by the relevant right owners):

6.1 The Pre-closing Restructuring has been completed, Suqian Limao and Suqian Dongtai have paid a total of RMB200 million for the subscription to the Company, and Suqian Limao and Suqian Dongtai have completed all of their obligations of contribution pursuant to Article 4.1 of this Agreement and provided capital contribution certificates and the capital verification report issued by the accounting firm with competent qualification as evidence (it is further confirmed by the Parties that the Company does not have to present the capital verification report when the Company sends the Payment and Closing Notice, but it shall present the properly issued capital verification report to the Investors before the Closing Date).

6.2 Within the period from the execution date of this Agreement to the Closing Date (including the Closing Date), the representations and warranties made by the Company, Suqian Limao and Suqian Dongtai remain true and correct in material respects and are free from any major omission.

6.3 Within the period from the execution date of this Agreement to the Closing Date (including the Closing Date); none of the Company, Suqian Limao and Suqian Dongtai has breached this Agreement in any material respects.

6.4 Within the period from the execution date of this Agreement to the Closing Date (including the Closing Date), there occurs no event that may have Material Adverse Effect on the financial condition, prospect, assets or contract-performing ability of JD Finance.

6.5 JD.com, Inc. has executed a commitment letter in the form and substance consistent with Annex IV attached hereto.

6.6 The contribution (RMB1,896,200,000) to JD Finance by JD.com Inc. in form of loans in the early period has all been converted to long-term liabilities (such liabilities shall come due at the earlier of (1) the tenth anniversary of the occurrence of such liabilities or (2) the first anniversary of the Qualified IPO of the Company); and JD Finance and JD.com, Inc. have concluded relevant agreements with respect to such matters.

6.7 JD Finance and JD.com, Inc. have concluded affiliate transaction contracts related to business.

6.8 The Company has revised its bylaws on the basis of the matters related to this Subscription as stipulated in this Agreement, and the revised bylaws of the Company have been adopted by the shareholders’ meeting of the Company (such revised bylaws of the Company shall become effective as from the Closing Date; for the avoidance of doubts, the revision of the bylaws of the Company made as a result of the Pre-closing Restructuring for this Subscription must become effective immediately upon adoption by the shareholders’ meeting).

Article 7       Representations and Warranties by the Company, Suqian Limao and Suqian Dongtai

7.1 From the execution date of this Agreement to the Closing Date, the Company represents and warrants to the Investors that:

(1) the Company is a limited liability company incorporated and validly existing in accordance with the laws of PRC, and has the full and independent legal status and capacity to conclude, deliver and perform this Agreement; neither the execution nor performance of this Agreement by the Company will contravene the Laws or regulations of the PRC, nor will be in conflict with any contract or agreement having binding force upon the Company.

(2) the Company’s execution of this Agreement, performance of all its obligations stipulated herein and consummation of the transactions contemplated hereunder has obtained sufficient and necessary internal authorization. This Agreement will become legally binding on the Company once executed.

7.2 From the execution date of this Agreement to the Closing Date, Suqian Limao represents and warrants to the Investors that:

(1) Suqian Limao is a limited liability company incorporated and validly existing in accordance with the laws of PRC, and has the full and independent legal status and capacity to conclude, deliver and perform this Agreement; neither the execution nor performance of this Agreement by Suqian Limao will contravene the Laws or regulations of the PRC, nor will be in conflict with any contract or agreement having binding force upon Suqian Limao.

(2) Suqian Limao’s execution of this Agreement, performance of all its obligations stipulated herein and consummation of the transactions contemplated hereunder has obtained sufficient and necessary internal authorization. This Agreement will become legally binding on Suqian Limao once executed.

7.3 From the execution date of this Agreement to the Closing Date, Suqian Dongtai represents and warrants to the Investors that:

(1) Suqian Dongtai is a limited partnership incorporated and validly existing in accordance with the laws of PRC, and has the full and independent legal status and capacity to conclude, deliver and perform this Agreement; neither the execution nor performance of this Agreement by Suqian Dongtai will contravene the laws or regulations of the PRC, nor will be in conflict with any contract or agreement having binding force upon Suqian Dongtai.

(2) Suqian Dongtai’s execution of this Agreement, performance of all its obligations stipulated herein and consummation of the transactions contemplated hereunder has obtained sufficient and necessary internal authorization. This Agreement will become legally binding on Suqian Dongtai once executed.

7.4 Other than those already disclosed in the Disclosure Letter (Annex I), the Company and Suqian Limao jointly warrant that prior to the Closing Date, JD Finance Group has always been conducting business lawfully and has no major illegal violations, including but not limited to the following:

(1) The procedures and methods of incorporation of JD Finance and all historical changes in registration are in compliance with the Company Law and other applicable laws. The registered capital of JD Finance has been paid in full amount by its shareholders, and the payment of its registered capital is in compliance with the applicable laws.

(2) As of the execution date of this Agreement, the registered capital of the Company is RMB10 million, and its ownership structure is set forth in Section (B) of the Recitals, and the ownership of JD Finance Group is set forth in Annex II attached hereto. Immediately preceding the Closing Date, the registered capital of the Company is RMB200 million, and the Company’s ownership structure shall be the same as those set forth in Article 4.2 hereof. The equity of JD Finance held by shareholders is free from any major dispute concerning ownership, and there is no pledge or trust on its equity. With respect to the equity of JD Finance, there is no priority, option, convertible securities or other related rights, and there is no outstanding obligation to repurchase, redeem or otherwise purchase its equity or provide capital investment to a legal person or other entities, and there is no circumstance that may affect any shareholders’ equity to the existing registered capital of JD Finance or may cause any third party to directly or indirectly acquire any shareholders’ equity with respect to the registered capital of JD Finance, except for the equity incentive plan that is capped by the total volume of shares held by Suqian Dongtai immediately preceding the Closing and carried out using Suqian Dongtai as the platform.

(3) The business scope of JD Finance is in compliance with the requirements made in accordance with the laws and regulations of the PRC and departmental rules, and JD Finance has been conducting business within the business scope provided in the business license. All approvals, verifications or permits that are expressly required by the laws for conduct of primary business of JD finance have been obtained from competent government authorities, or though not yet obtained, JD Finance has neither received penalty of more than RMB100,000 imposed by competent government departments nor caused any material damage to its primary business for failure to obtain such approval, verification or permit.

(4) The pro forma “consolidated financial statements” (including the profit and loss statement and the balance sheet) with respect to JD Finance for the fiscal year of 2014 and as of September 30, 2015 (the “Balance Sheet Date”) provided by the Company are all true, correct and complete representation of operation results and financial condition of JD Finance for the relevant period and as of the relevant date. All the financial records and management accounts (including transfer accounts) of JD Finance are prepared in accordance with the U.S. accounting principles or the relevant laws, regulations, accounting standards and rules of the PRC and taking into account specific conditions of JD Finance, and are all true and fair representation about financial position and performance of JD Finance for the relevant period and as of the relevant date. Such pro forma consolidated financial statements are made on the assumption that all the Company’s and relevant business of JD Finance which have not put under the name of the Company but shall be brought under the name of JD Finance after business restructuring have been brought into JD Finance. For the avoidance of any doubt, such assumption is likely to differ from the basis on which JD Finance Group prepares its audited consolidated financial statements in accordance with the accounting principles of the PRC or the U.S.

(5) Except for the liabilities disclosed in the pro-forma consolidated financial statements mentioned in paragraph (4) of this Article, JD Finance has no other major liabilities or debts that have failed to disclose in the pro forma consolidated financial statements.

(6) JD Finance has lawfully owned or been permitted to use the land use right, property, fixed assets and other related assets necessary for operation of the primary business and business activities of the Company. The assets of JD Finance are free from major ownership dispute.

(7) JD Finance has lawfully owned those intellectual property rights (including but not limited to patents, trademark, copyright, know-how, domain name and trade secrets, etc.) and other important assets, technology or qualifications used in or required for business of JD Finance, or has legally executed contracts for acquisition thereof, or has been licensed by the owners thereof to use the same lawfully; and there is no circumstance that may cause loss of such intellectual property rights or cause termination or cancellation by any third party. There has been no claim, pending application or infringement upon third party intellectual property right related to the intellectual property right of the Company.

(8) JD Finance has completed all taxation registrations required by the applicable laws; the tax types, tax rates and tax preferences imposed on or enjoyed by JD Finance are in compliance with the provisions of the Laws and regulations; JD Finance pays taxes according to Laws and has never been fined more than RMB100,000 as a result of its violation of the Tax Laws or regulations. There is no dispute pending between JD Finance and taxation departments concerning the existing tax obligations of or tax preference for JD Finance.

(9) JD Finance does not have the following contracts, as currently in effect, that may cause JD Finance to bear major liability for compensation or suffer material losses: (i) any contract or other arrangement to repay any funds as a result of this Subscription; (ii) any contract or other arrangement under which the asset interests of JD Finance may be terminated or affected as a result of this Subscription; (iii) any contract that may bring any liability or obligations to JD Finance thereunder as a result of this Subscription (including but not limited to the obligations to obtain bank’s consent in advance); (iv) any contract that restricts the freedom of JD Finance to conduct business in any place.

(10) The material contracts that are currently performed by JD Finance are lawful and valid in both form and substance, and are being performed normally; there is no major potential dispute relating to the performance of such contracts;

The term “material contract” mentioned in this sub-section refers to those contracts that have major influence over the assets, financial conditions, operation or business of JD Finance, including (i) any contract with a single sum or yearly accumulated sum of a single subject or item of business exceeding RMB10,000,000; (ii) any contract under which JD Finance accepts licensing of or transfers intellectual property rights; (iii) any contract concerning adjustment of capital stock or transfer of equity; (iv) any contract of borrowing or providing security (other than the borrowings or security in the ordinary course of business); and (v) any contract for joint venture, partnership, associated enterprise or similar business in which the profits or expenditures are shared.

(11) There is no Material Adverse Change to JD Finance occurring in core clauses of business-related affiliate contracts concluded between JD Finance and JD.com, Inc. (including amount, interest rates or term).

(12) There is no circumstance under which JD Finance materially breaches laws or regulations on labor protection or social insurance or materially infringes upon lawful rights of employees. There is no material labor dispute pending between JD Finance and its existing or former employees. JD Finance has no major defects in paying/withholding salaries, related Taxes, pension, housing funds, medical insurance, unemployment insurance, employment injury insurance and other social insurance.

(13) In the past two years, JD Finance has been conducting its business in accordance with all Laws applicable to it (including but not limited to laws on financial business operation, advertisement, anti-corruption, product liability, AIC registration management, sanitation, fire protection, development, construction and use of state-owned land, environmental protection, taxation and labor (including laws on social insurance) and government orders in all material respects, and has not violated such laws or government orders in any material respect during its conduct of business.

(14) JD Finance is not involved in any pending major lawsuit, arbitration or administrative penalty.

Unless otherwise expressly explained in relevant articles, the term “Major” mentioned in this Article 7.4 refers to any circumstance that is likely to cause the Company to additionally bear a single item of debt exceeding RMB10 million or accumulated debts exceeding RMB50 million.

7.5 Between the execution of this Agreement and the Closing Date, the Company shall carry out its business in a way consistent with past practices. Except with prior written consent of the Investors or as required for satisfaction of the Closing Conditions of this Subscription, the Company shall not, and Suqian Limao shall not, conduct the following to the Company or JD Finance:

(1) make, allow or procure any act or omission in breach of the warranties made by the Company or Suqian Limao;

(2) change the ownership structure of the Company or JD Finance, create pledge or other encumbrance over the equity (except the change made for the purpose of this Agreement and Pre-closing Restructuring);

(3) declare, pay or offer, or agrees, whether in oral or written form, to declare, pay or offer any dividends or other distribution;

(4) sell a substantial part of any of its assets (or any interest pertaining thereto), with the book value or market value (whichever is higher) individually or in aggregate exceeds 10% of its net assets, or enter into oral or written contract for the foregoing;

(5) amend the terms of the bylaws of the Company (except the modification for the purpose of this Agreement or for the Pre-closing Restructuring);

(6) execute or agree to execute any agreement or commitment that may prevent, limit or delay the subscription for this Subscription or affect the subscription terms of this Subscription.

(7) take any act resulting in the occurrence of any action or event that causes any Material Adverse Effect on the investment in JD Finance Group by the Investors.

7.6 Suqian Dongtai warrants that if, prior to the Qualified IPO of the Company, any status of Suqian Dongtai (including but not limited to number of partners, identity of partners, source of funds, etc.) is determined in oral or written form as the breach of any related regulations by China Securities Regulatory Commission or other regulatory authority, then Suqian Dongtai agrees to (and Suqian Limao agrees to cause Suqian Dongtai to) solve such defects in reasonable methods acceptable to relevant regulatory authority within a reasonable time limit.

Article 8       Representations And Warranties By The Investors

From the execution date of this Agreement to the Closing Date, each and every one of the Investors hereby individually makes the following representations and warranties to the Company, Suqian Limao and Suqian Dongtai, and furthermore, every one of the Investors individually warrants that Article 8.4, Article 8.6, Article 8.7 and Article 8.8 of such representations and warranties are made with respect to the whole period from the execution date of this Agreement till the Qualified IPO of the Company as stipulated in Article 10 hereof.

8.1 Such Investor is a limited liability company or limited partnership established and validly existing in accordance with the laws of PRC, and has full legal capacity to execute, deliver and perform this Agreement. As private equity fund manager or private equity fund, the Investor has handled the formalities of registration and recordation (if applicable) in accordance with Securities Investment Fund Law of the People’s Republic of China, the Interim Measures for the Supervision and Administration on Private Investment Funds, and the Measures for Registration of Private Investment Funds Managers and Registration of Funds (Trial) (if it has not handled such formalities, such Investor shall complete such registration formalities and present relevant certificates to the Company within 30 days of the Closing Date), and will not have any adverse effect on the business operation of the Company or continuous validity of its licensing qualifications.

8.2 Neither the execution nor performance of this Agreement by the Investor will contravene with the laws or regulations of the PRC, nor will be in conflict with its bylaws/partnership agreement or similar documents or any contract or agreement having binding force upon such Investor.

8.3 Such Investor’s execution of this Agreement, performance of all its obligations stipulated herein and consummation of transactions contemplated hereunder has obtained sufficient and necessary internal authorization. This Agreement will become legally binding on the Investor once executed.

8.4 Any shareholder, partner, equity owner or investor who directly holds the equity, assets or interests of the Investor are all natural persons of Chinese nationality, or legal persons or limited partnerships lawfully established and existing within the PRC.

8.5 The fund source for payment of the Subscription Price by the Investor is lawful, and the Investor warrants it will pay the funds for this Subscription in accordance with the terms and conditions and methods as stipulated in this Agreement.

8.6 Except for circumstances known by the Company, the funds used by the Investor to pay the Subscription Price of this Subscription are disposable funds available at home, and there are no funds from abroad; there are no foreign funds or entities who owns control of or is otherwise affiliated with the Investor or the funds used by such Investor as contribution through any structural arrangement; and the funds used by the Investor for payment of the Subscription Price of this Subscription do not contain any fund directly or indirectly from any trust, public offering products, asset management scheme or financing products.

8.7 None of the status of the Investor will have adverse effect upon the future listing plan of the Company or application for/updating of business permits by the Company. Without prejudice to the application of clause on default of this Agreement, it is further stated that, if, prior to the Company’s Qualified IPO as stipulated in Article 10 hereof, any status (including but not limited to the number of entities who directly or indirectly own any interests of the Investor) of any Investor is judged, whether orally or in writing, by China Securities Regulatory Commission or other regulatory authority as in breach of any relevant regulations, such Investor shall, within the reasonable time period specified by Suqian Limao, solve such defects in a reasonable manner acceptable to the relevant regulatory authority. If such Investor fails to solve the defects within the above-mentioned time period and thus causes Material Adverse Effect to the Company’s listing plan or business license, then such Investor shall, within the reasonable time period specified by Suqian Limao, transfer the equity held by such Investor in the Company to a qualified entity accepted by Suqian Limao, otherwise Suqian Limao has the right to require such Investor to transfer its equity and compensate the Company and other shareholders for any loss arising therefrom.

8.8 Unless Suqian Limao gives consent, prior to the Qualified IPO of the Company as stipulated in Article 10 hereof, the Investor may not transfer its equity to those competitors of JD.com, Inc. or JD Finance or companies whose business is in competition against JD.com, Inc. or JD Finance as at the time when such equity transfer plan is implemented. At present, the term “competitors” used herein refer to those companies that engage in e-commerce, logistics, retail, O2O and carry out financial service through Internet as main medium and take such service as primary business, including but not limited to Ant Financial, PING AN INSURANCE (GROUP) COMPANY OF CHINA ,LTD., SUNING COMMERCE GROUP CO., LTD. , Baidu, Amazon and their respective affiliates. The board of directors of the Company has the right to adjust the definition of the term “Competitor” once every year.

Article 9       Corporate Governance After This Subscription

9.1 After the completion of this Subscription, the Company shall continue its operation in accordance with the Company Law and the bylaws of the Company, and bring into full play the functions of the shareholders’ meeting, the board of directors, and the supervisory board or supervisors.

9.2 After the completion of this Subscription, the board of directors of the Company will consist of seven members, of whom two are to be elected from the candidates nominated by Sequoia and Harvest; in addition, Taiping has the right to nominate one observer to the board of directors and such observer may attend the board meeting without having voting right or any other right of a director.

Suqian Limao may, based on the actual needs of the Company, decide to increase the total number of the board of directors from time to time, but if the total number of the board of directors exceeds 14, then any further increase has to obtain the consent of the Investors who hold more than half of the total equity interest held by the Investors in this Subscription. For the avoidance of doubts, if none of the Investors has right to nominate director under this Agreement, the relevant restrictions made in this Article will be canceled.

9.3 If, in the period from the completion of this Subscription to the completion of Qualified IPO of the Company, the Company intends to carry out the following matters, in addition to the approval of the board of directors, the Company shall also obtain the consent of the Investors who hold more than a half of the total equity interest held by the Investors in this Subscription:

(1) any amendment to the bylaws of the Company (except change of registered address and enlargement of business scope);

(2) equity financing at a price lower than the Post-Investment Valuation after this Subscription in order to increase the registered capital of the Company;

(3) decrease of the registered capital of the Company;

(4) merger, split or dissolution of the Company;

(5) change of the corporate form of the Company (except for the shareholding reform for the purpose of listing);

(6) reduction of the business scope of the Company;

(7) replacement of the directors nominated by the Investors under Article 9.2 hereof, unless otherwise stipulated herein.

Those matters other than the above-mentioned matters subject to examination and adoption by the shareholders’ meeting shall be approved by those shareholders representing more than half of the voting rights.

9.4 If, from the period of the completion of this Subscription to the completion of Qualified IPO of the Company, the Company (or JD Finance Group, in the cases of the following (2), (3), (5), (6) and (7)) intends to carry out the following matters , in addition to the approval thereof by the board of directors of the Company, the Company shall also obtain the consent of at least one of the directors nominated by the Investors under Article 9.2 hereof (those matters that require further approval by shareholders’ meeting under the bylaws of the Company or the laws of the PRC shall also be approved by the shareholders’ meeting in accordance with such bylaws or laws of the PRC), provided that if none of the Investors has right to nominate a director under this Agreement, the relevant restrictions made in this Article shall be canceled:

(1) formulation of any equity incentive plans that may cause the change of ownership structure of the Company (except for the equity incentive plan that is capped by the total volume of shares held by Suqian Dongtai immediately preceding the Closing and carried out using Suqian Dongtai as the platform);

(2) entering into any new affiliate transaction between JD Finance Group and the Company’s directors, senior management officers or its affiliates (when JD.com, Inc. is involved, the following paragraph shall govern) whose single or accumulated value within any one fiscal year exceeds RMB1 million , except the ones involved in existing affiliate transaction and existing business model;

(3) entering into any new affiliate transaction between JD Finance Group and JD.com, Inc or its affiliates whose single or accumulated value within any one fiscal year reaches or exceeds a certain threshold amount , except the ones involved in existing affiliate transaction and existing business model; for the purpose of this paragraph, the threshold amount for the affiliate transaction between JD Finance Group and its natural person affiliate is RMB1 million, and that for the affiliate transaction between JD Finance Group and JD.com, Inc and their affiliates other than natural person is RMB100 million;

(4) appointment or dismissal of the accounting firm providing the Company with annual audit services;

(5) sale, transfer, license, pledge or other disposal of the patents, trademark, copyright or other intellectual property rights of JD Finance Group, except those involved in the existing business model;

(6) issuance of corporate bond by any one entity of the JD Finance Group.

(7) external guarantee incurring single or accumulated amount of more than RMB10 million by any entity of JD Finance Group within any one fiscal year (except those entities with guarantee providing as their primary business and the guarantees provided by such entities).

If the prices of the existing affiliate transactions fluctuate by 5% or more or the term of the contracts is extended or shortened by one year or more, the Company must notify the directors nominated by the Investors in advance; if all the directors nominated by Investors give response and raise objection in writing within three Business Days, then the Company must modify the proposed clauses of affiliate transactions.

Those matters subject to examination by the board of directors except the above-mentioned shall be adopted by approval of more than a half of the directors.

Article 10                            Arrangement for Rights and Obligations after Closing of This Subscription

10.1 Suqian Limao and the Company warrant that they will carry out or continue to carry out the restructuring of the Company after the Closing so as to transfer the business, assets and related entities attributable to the Company to the Company and the subsidiaries of the Company from JD.com, Inc. The specific arrangement for restructuring (the “Post-closing Restructuring”) is set forth in Annex III attached hereto.

10.2 Suqian Limao warrants that it will do its utmost to materialize the separate listing of the Company. If, within 60 months of the Closing of this Subscription, (1) the Company fails to materialize Qualified IPO, or (2) the Qualified IPO of the Company is materially prevented as a result of Major illegal action, violations, Major failure in business licensing, cancellation of the Company or other reasons that renders it impossible to make remedy (except such reasons that are attributable to the Investors), or (3) the actual control of the Company changes, then the Investors are entitled to require Suqian Limao to repurchase the equity held by the Investors in the Company at the following prices within 180 days from the date on which the Investors raise their request in writing:

Repurchase price = Subscription Price of this Subscription paid by the Investors + proceeds calculated at 8% of the annual compound rate of return on investment.

If Suqian Limao fails to pay the above repurchase price to the Investors in full amount within the 180-day period, it shall pay the late fee at the rate of 0.05% of the repurchase price for every day of delay for the period till the overdue repurchase price and late fee are paid up in full amount (for the avoidance of doubts, the late fee itself will not be subject to any late penalty.)

For the avoidance of any doubt, under this Article 10.2, (1) except for Suqian Limao and JD Finance, none of the enterprises controlled by JD.com, Inc. will bear any obligation to provide financing or any other responsibility for the obligation of Suqian Limao stipulated in Article 10.2 to repurchase the equity; (2) Suqian Limao shall take necessary measures provided below in this Article, and the other shareholders of the Company except Suqian Limao (furthermore, if JD Finance absorbs other shareholders in future, and such shareholders obtain equity in JD Finance by subscribing capital increase or acquiring equity from Suqian Limao or Suqian Dongtai, then Suqian Limao is under obligation to cause such shareholders to agree to bear such obligations; if such shareholders obtain equity in JD Finance by acquiring equity from the Investors, then the relevant transferring Investors are under obligation to cause such shareholders to agree to bear such obligation) are all under obligation to immediately support Suqian Limao in transferring their equity interest in the Company or with respect to the orders made to JD Finance for purposes of performing its obligations of repurchase stipulated in Article 10.2 by , and JD Finance shall take all feasible measures to the extent allowed by the law to provide assistance including but not limited to providing Suqian Limao with loans, selling the financial business interest or equity, equity in subsidiary companies or other valuable assets held by JD Finance, and making debt financing. Neither Suqian Limao nor JD Finance will be held responsible for any losses incurred as a result of the failure of Suqian Limao to fail to perform its obligations of repurchase as scheduled due to the failure of the other shareholders of the Company to support such orders; (3) JD Finance and the Investors agree that JD Finance may not initiatively recover any liabilities incurred by Suqian Limao toward JD Finance as a result of the performance of the repurchase obligation stipulated in this Article 10.2; (4) if, in order to reach the standards or conditions for listing of JD Finance on China’s domestic capital markets in future or for other reasons, Suqian Limao raise funds and execute definitive transaction documents at the level of Suqian Limao for the purpose of removing the VIE structure between Suqian Limao and JD.com, Inc. and thereby obtain relevant funds (the purpose of such funds include, without limitation, removal of the VIE structure, and such funds are hereinafter referred to as “VIE Removal-related Funds”), then the Investors agree that: (i) if such VIE Removal-related Funds have not been paid to JD.com, Inc. or injected to JD Finance Group, Suqian Limao does not have to use such funds to fulfill the request for repurchase raised by the Investors; (ii) after the Investors raise their claim for repurchase, if Suqian Limao raises funds for repurchase price by selling its equity held in the Company and Suqian Limao has other external shareholders besides JD.com, Inc. or its affiliates in accordance with the above-mentioned definitive documents, then Suqian Limao does not have to transfer the equity attributable to such external shareholders to fulfill the request for repurchase raised by the Investors. For the avoidance of any doubt, if JD.com, Inc. and its affiliates hold A% equity interest in Suqian Limao, and Suqian Limao holds B% equity interest in the Company, then the equity attributable to such external shareholders under foregoing provisions means the (100-A) %*B% equity interest in the Company. However, the request for repurchase made in writing by the Investors before the Company executes the definitive documents for VIE structure removal is not subject to the foregoing restrictions.

The term “Qualified IPO” mentioned in this Article refers to the IPO and listing or reverse merger of shares on a domestic or foreign capital market approved by the board of directors of the Company, and after such IPO and listing or reverse merger, the total market value of the Company shall not be less than RMB93 billion.

If China Securities Regulatory Commission or other related securities regulatory authority officially announces suspension of or, although it does not announce officially yet actually suspends the examination and approval/registration of the IPO and listing of shares on Shanghai Stock Exchange, then the duration of such suspension will not be calculated into the relevant periods (such as 60-month period) mentioned in this Article 10.2; but even in such circumstances, the deadline for Qualified IPO shall not be later than 84 months from the Closing of this Subscription.

If the listing is delayed for reasons attributable to the Investors (including but not limited to breach of the Representations and Warranties by the Investors listed in Article VIII of this Agreement), then the term mentioned above may be extended accordingly.

The rights owned by the Investors under this Article will terminate automatically on the date on which the Company submits the application documents for listing to securities regulatory authority. If the Company fails to pass the examination by the securities regulatory authority and thus fails to complete the IPO and listing of the shares for reasons as, the application documents for listing are not complete or contain fraudulent representation or unfaithful disclosure, the Company initiatively withdraws the application documents or abandons the application for listing, or the securities regulatory authority judges through examination that the Company fails to satisfy the conditions for listing or for other reasons,, the rights of the Investors under this Article shall be resumed on the date of occurrence of the above-mentioned circumstances.

10.3 If, after this Subscription, the Company carries out new equity financing using a valuation of the Company lower than the Post-Investment Valuation after this Subscription (except subscription for the Company’s equity at the pricing lower than the Post-Investment Valuation after this Subscription due to the option incentive plan for employees or subscription for increased registered capital with shares approved by the Investors) so as to increase the registered capital of the Company, then the Investors may require Suqian Limao to give equity compensation to the Investors in the methods allowed by the Laws so that: after such equity compensation, the average consideration paid by the Investors for all the equity in the Company held by them respectively is equal to the weighted average of the prior prices and subsequent financing issue prices, namely A=B*(C+D)/E.

A = average per share price after obtaining equity compensation for free

B = actual per share price before new offering

C = total number of shares of the Company before new offering

D = Total price for new offering/per share price before new offering

E = Total number of shares of the Company after new offering

The rights owned by the Investors under this Article will terminate automatically on the date on which the Company submits the application documents for listing to securities regulatory authority. If the Company fails to pass the examination by the securities regulatory authority and thus fails to complete the IPO and listing of the shares for reasons such as, the application documents for listing are not complete or contain fraudulent representation or unfaithful disclosure, the Company initiatively withdraws the application documents or abandons the application for listing, or the securities regulatory authority judges through examination that the Company fails to satisfy the conditions for listing or for other reasons,, the rights of the Investors under this Article shall be resumed on the date of occurrence of the above-mentioned circumstances.

10.4 In the period from this Subscription to completion of the Qualified IPO of the Company, Suqian Limao may not transfer the equity held by it in the Company to any third party without the consent of the Investors who hold more than half of the total equity held by the Investors in this Subscription, but the foregoing sentence does not restrict the transfer of the equity in the Company by Suqian Limao to its Affiliates, provided that such transfer will neither affect the determination of the actual controll of the Company nor have adverse effect on the Qualified IPO of the Company.

10.5 If, in the period from this Subscription to completion of the Qualified IPO of the Company, the Company is to increase its registered capital, the Investors shall have the preemptive rights under the same terms and conditions under the Company Law.

10.6 If, in the period from this Subscription to completion of the Qualified Listing of the Company, Suqian Limao receives a real offer for acquisition from an entity other than the shareholders of Suqian Limao (exclusive of affiliates of Suqian Limao), then the Investors will have the right to sell their equity to such acquiring entity at the same prices and under the same conditions pro rata based on the percentage of the equity held by an Investors to the sum of the equity held by the shareholders intending to transfer and the shareholders with the co-sale right (the “Co-Sale Right”). If Suqian Limao sells its equity held in the Company in breach of the provisions on Co-Sale Right, the Investors will be entitled to sell to Suqian Limao the equity held by them that should have been sold to the above-mentioned acquiring entity under the Co-Sale Right at the same prices and under the same conditions, and Suqian Limao is under the obligation to acquire such equity.

10.7 In the period from this Subscription to completion of the Qualified Listing of the Company, if Sequoia, Harvest and Taiping each holds no less than 2% equity interest of the Company, the Company shall provide such Investors with the following documents; if any one of the above-mentioned three Investors holds less than 2% equity interest in the Company, the Company has no obligation to provide the following documents to the Investors, unless the Company agrees to do so:

(1) within 15 Business Days of the announcement by JD.com, Inc. of its annual report, provide the unaudited annual consolidated financial statements of the Company;

(2) within seven Business Days of the announcement by JD.com, Inc. of its quarterly report, provide the unaudited quarterly consolidated financial statements of the Company.

The financial statements shall be prepared in accordance with Generally Accepted Accounting Principles in the PRC (PRC GAAP), Generally Accepted Accounting Principles in the United States of America (US GAAP) or International Financial Reporting Standards (IFRS).

10.8 Suqian Limao shall cause JD.com, Inc. to perform its commitment made to the Investors as set forth in Annex IV (3), and for so long as JD.com, Inc./Suqian Limao is under direct or indirect control of the Company, JD.com, Inc./Suqian Limao may not engage in any business within the scope of the primary business of the Company or is otherwise in competition with the primary business of the Company, by way of holding controlling interest of, or via direct ownership of or indirect control of, any other business outside the Company, and in addition, JD.com, Inc./Suqian Limao shall make arrangement exclusively for the Company with respect to related business opportunities to the extent feasible. For the avoidance of any doubt, (1) the status immediately preceding the completion of the Post-closing Restructuring listed in Annex III attached hereto does not constitute a breach of non-compete obligation stipulated in this Article by JD.com, Inc; (2) “Fenqile” Business, Insurance Business or Bitauto Financial Business or companies dealing in such business are not under such obligation of non-compete. Insurance Business means any personal insurance (including but not limited to life insurance, health insurance, accident insurance), property insurance, reinsurance, pension, insurance supervision service and other insurance activities (including but not limited to risk and loss assessment, other activities related to or close to insurance and pension such as salvage management and insurance actuarial), in each case conducted in a lawful form and excludes insurance broker and agency business; (3) in case JD.com, Inc. and JD Finance reach an arrangement on related interests sharing/transfer with respect to the “lous business” within two years of the issue of such letter, the operation of “lous business” by JD.com, Inc. does not constitute a breach of the above-mentioned non-compete obligation; (4) in case a member of the group of JD.com, Inc. reaches an arrangement with JD Finance on related interests sharing/transfer with respect to consumer finance business within two years of obtaining such license, the application by such group member for consumer business license or related arrangement for holding the consumer finance license in future will not constitute a breach of the above-mentioned non-compete obligation by JD.com, Inc.

10.9 Within five years from the Closing Date of this Subscription, without the consent of Suqian Limao, no Investors may transfer the equity held by themselves respectively, except that : (1) the transfer is intended to exercise the repurchase right as stipulated in Article 10.2 hereof; or (2) the Investors may transfer their equity in the Company to their respective Affiliates who are under common control with the transferring Investor and none of the status of the acquiring entity will have Material Adverse Effect on the materialization of Qualified IPO of the Company; provided that the acquiring entity shall agree to comply with and be in conformity with the obligations and conditions of the Investors stipulated in Article 8.4, Article 8.6, Article 8.7, Article 8.8 and Article 10.2; the Investors may transfer their equity in the Company after five years of the Closing Date of this Subscription, provided that none of the status of the acquiring entity will have Material Adverse Effect on the materialization of Qualified IPO of the Company and the acquiring entity shall agree to comply with and be in conformity with the obligations and conditions of the Investors stipulated in Article 8.4, Article 8.6, Article 8.7, Article 8.8 and Article 10.2.

10.10 Under any circumstances, if the equity in the Company transferred by any one of the Investors exceeds 50% of the equity subscribed by such Investor in this Subscription, then such Investor will no longer have the right to nominate director and (or) observer or other rights as stipulated in Article 9.2, and neither such Investor nor the director nominated by the Investor will continue to have the rights stipulated in Article 9.3 and Article 9.4. For the avoidance of doubt, any such entity acquiring the equity from the above-mentioned Investors will not have the rights as the Investors stipulated in this Agreement (including but not limited to right to arrange directorship in the board of directors).

10.11 If the Company further adjusts its ownership structure in the future (including but not limited to absorbing new investors) and Sequoia and Harvest are no longer the first and second largest shareholder respectively following Suqian Limao and Suqian Dongtai, then their respective rights to nominate director stipulated in Article 9.2 hereof will become null and void automatically, and the Company may restructure its board of directors at any time and replace the directors nominated by Sequoia and Harvest with other persons; if Taiping holds less than 2% equity interest, then its right to nominate observer in board of directors stipulated in Article 9.2 will become null and void automatically, unless otherwise agreed between Taiping and the Company.

10.12 Suqian Limao shall cause Mr. Liu Qiangdong (the actual controller of JD.com, Inc.,) to issue the Commitment Letter as listed in Annex V.

Article 11                            Amendment and Termination

11.1                       Any amendment and modification to this Agreement shall be decided by the Investors, Suqian Limao and Suqian Dongtai through separate negotiations and may become effective only after a written agreement is executed by all the Parties hereto in connection therewith.

11.2                       This Agreement may terminate:

(1)                     upon unanimous written consent of the Parties; or

(2)                     in accordance with relevant terms hereof.

11.3                       The further rights and obligations of the Parties shall cease forthwith together with the termination of this Agreement, without prejudice to the rights and obligations accrued by the Parties as of the date of termination, or the right to claim responsibilities against the breaching Party with respect to its breach prior to the termination.

11.4                       Articles 13 (Liabilities for Breach), 14 (Confidentiality), 15 (Expenses and Taxes), 16 (Governing Law and Dispute Resolution) and 17 (Miscellaneous) shall survive the termination of this Agreement.

Article 12                            Force Majeure

12.1                       Force Majeure refers to any event that is unforeseeable, unavoidable and insurmountable on the part of the Parties or a Party, including without limitation, earthquake, typhoon, fire, flood and similar act of God, strike, epidemic, civil disturbance, war, changes of current laws, regulations and policies.

12.2                       If a Party is prevented from performing any of its obligations hereunder due to an event of force majeure, a grace period shall be given to such Party taking into account the force majeure and any delay resulting therefrom. The Party claiming non-performance due to force majeure shall take appropriate steps to mitigate or eliminate the impact of such force majeure, and exercise efforts to resume as soon as practicable its performance of the obligation hereunder impeded by such event of force majeure. In the case of force majeure, no Party shall be liable for any damages, increased expenses or losses suffered by other Parties from the non-performance or any delay resulting from the force majeure.

12.3                       The Party suffering from the force majeure shall, within fifteen (15) Business Days after the occurrence of the same, notify other Parties in writing to that effect, and provide effective documentation evidencing the occurrence and duration of the same.

12.4                       During the continuation of the force majeure, except for those aspects in which the performance hereunder is impossible, the Parties shall continue with their performance in each other aspect.

12.5                       If the force majeure continues for a period of more than six (6) months, the Parties shall negotiate to decide whether to modify this Agreement to reflect the impact of such force majeure on the performance hereunder, or to terminate this Agreement.

Article 13                            Liability for Breach

13.1                       The falsehood and untruthfulness of any representations or warranties herein by any Party, or failure of full and prompt performance of the same, or the non-performance of any Party of its covenants or duties shall all constitute breach of this Agreement on the part of that Party. The Party above in breach of this Agreement is referred to the “Defaulting Party.” The Defaulting Party shall bear, in addition to other duties set forth herein, the responsibility of compensating the non-Defaulting Party for any direct loss, damages, expenses (including without limited to, reasonable attorney’s fees) and liabilities as a result of such breach, with the cap thereof not exceeding the value of this transaction, i.e. the subscription Price; provided that, if otherwise provided for in this Agreement, such provisions shall prevail. For the avoidance of doubt, in respect of Suqian Limao, the Company, and Suqian Dongtai taken as a whole, the cap of their liability for breach to each of the Investors (including the liability to compensate jointly and severally) shall not exceed the Subscription Price paid by such Investor, and the total liability for breach to the Investors shall not exceed the aggregate Subscription Price paid by such Investors.

13.2                       If the Investors fail to pay any Subscription Price due hereunder, Suqian Limao may, unilaterally or partially, terminate this Agreement (only to the extent of such Investors in breach).

13.3                       If Suqian Limao, Suqian Dongtai and/or the Company are in breach of the representations and warranties set forth in Article 7, they shall be held liable for such breach pursuant to the rule established in Article 13.1, except that the Investors agree to waive such breach if their direct loss incurring therefrom is less than RMB 1 million; and Suqian Limao, Suqian Dongtai and/or the Company shall be liable for the representations and warranties set forth in Article 7 only within thirty (30) months after the Closing.

13.4                       As of the Balance Sheet Day, the contingent liabilities of JD Finance (if any) not reflected in the pro forma consolidated statement, upon the actual occurrence thereof, shall be borne by Suqian Limao; provided that, the Investors agree to release Suqian Limao from such liability if the contingent liability actually occurred is less than RMB 30 million.

13.5                       For the avoidance of doubt, the Parties are to fulfill the duties and to be held liable respectively, and except otherwise specified herein, no Party will take any joint liabilities for the duties or obligations of other Parties.

13.6                       Without prejudice to the remainder of this Article 13, if any Party fails to fulfill any of its obligations hereunder, the other Parties are entitled to, in addition to any other rights and remedies available hereunder, require of the specific performance by the Defaulting Party. If Suqian Limao has fulfilled its obligation of repurchase in accordance with Article 10.2 hereof, the Investors agree that Suqian Limao, the Company and Suqian Dongtai shall be released from any other obligations and liabilities hereunder(including without limitation, any liability for breach under Article 13) and under applicable laws and regulations; and to the extent that Suqian Limao or Suqian Dongtai has satisfied any such liability by making payment (whether in the form of indemnity, damages or otherwise), the Investor shall refund the same and all the amounts related thereto.

Article 14                            Confidentiality

14.1                       All the provisions hereof as well as the information received as a result thereof relating to the business and affairs of the other Parties shall all constitute confidential information (hereinafter referred to as the “Confidential Information”). The Parties shall keep secret of such information, may not use the same for any other purpose other than this Subscription, and shall not disclose the Confidential Information to any Third Party. Notwithstanding the foregoing, the Parties may, for the purpose of this Agreement, disclose such information to its employees, directors, managerial staff, consultants, agents, shareholders, investors, limited partners or other relevant personnel and/or entities, provided that, the Parties shall take reasonable measures to ensure any of such personnel are aware of the confidentiality of the information and agree to fulfill the obligations of confidentiality in accordance with this Agreement.

14.2                       The obligation of confidentiality under Article 14 does not apply to such information as is (1) known to the public(other than as a result of a breach of the confidentiality clause hereunder);  (2) in the lawful possession of the receiving Party prior to its disclosure by the disclosing Party; (3) independently developed by the receiving Party; (4) known to or obtained by the receiving Party from a Third Party that is not bound by the duty of confidentiality; (5) permitted in writing by the disclosing Party for disclosure of the receiving Party; (6) disclosed to relevant government authorities for the purpose of restructuring, operation, application for listing, or pursuant to mandatory requirement from government authorities; and (7) necessary to be disclosed under the laws or listing rules.

14.3                       Without the written consent of the other Parties regarding the form, content and manner of any news report, public announcement or information publishing (such consent may not be unreasonably withheld), no party (inclusive of its actual controller) shall make the same in respect of this Agreement and this Subscription.

14.4                       Should this Subscription fail for whatever reason, the Parties shall remain responsible for the confidentiality, and may not divulge any information relating to the other Parties that come to their knowledge in this Subscription.

14.5                       In respect of any Investor in breach of the duty of confidentiality under this Article 14, Suqian Limao and the Company are entitled to cancel all of its rights hereunder (i.e. to terminate this Agreement with such Investor) and claim against it for the losses incurred by the Company and other Investors.

Article 15                            Expenses and Taxes

14.6                       Except as otherwise provided herein, each of the Parties shall bear all of its own expenses (including without limitation, expenses relating to financial counseling, audit, legal affairs and commercial investigations) incurred for the negotiations and implementation of such final agreements as this Agreement and this Subscription.

14.7                       The Parties shall each responsible for paying any Taxes which could be payable in connection with the execution in accordance herewith of this Subscription or other relevant arrangement made hereunder.

Article 16                            Governing Law and Dispute Resolution

16.1                       The conclusion, validity, construction, performance and dispute resolution of this Agreement shall be governed by, and interpreted in accordance with the PRC laws.

16.2                       The Parties agree to resolve any dispute or divergence arising out of or relating to this Agreement through amicable negotiation.  If such dispute fails to be resolved within thirty(30) days after the delivery by a Party of such notice demanding negotiation, such Party may submit the dispute to China International Economic and Trade Arbitration Committee (“CIETAC”) for arbitration conducted in Beijing in accordance with its then-effective rules.

16.3                       The arbitration tribunal shall constitute of three arbitrators. The applicant for arbitration will appoint one arbitrator, and the respondent to arbitration will appoint the Second arbitrator. The third arbitrator will be appointed jointly by the applicant and the respondent. If no consensus has been reached in respect of the third arbitrator’s appointment, the chairman of CIETAC will appoint such third arbitrator, who shall be the chief arbitrator.  The arbitration is to be conducted in Chinese. The arbitration award is final and binding upon the Parties.

16.4                       While settling the dispute pursuant to Article 16, except the matters in dispute, the Parties shall continue the performance of its obligations hereunder.

Article 17                            Miscellaneous

17.1                       Special Right to Amend

The Parties agreed that, if all the rights of any of the Investors under this Agreement are canceled or this Agreement is terminated only against such Investor due to such Investor’s breach of relevant provisions hereof,  this Agreement will remain in force among other Investors, Suqian Limao, Suqian Dongtai and the Company; further, the Company is entitled to and shall modify such terms as changed due to above-mentioned matters (including, but not limited to the number of shareholders, name of the shareholder, total amount of registered capital and shareholding percentage), provided that, such modification or amendment shall not substantially impair the rights of any of the Parties (other than the Investor whose rights hereunder have been canceled or against whom this Agreement has been terminated). For the avoidance of doubt, any rise or fall in the shareholding percentage due to change in total amount of registered capital shall not be deemed as substantial impairment of right.

17.2                       Participation in Investment

The Parties agree that, within 10 Business Days following the date of this Agreement, Suqian Limao, Suqian Dongtai and the Company are entitled to enter into agreement with other investors other than those hereunder in the form of Joinder Letter for Investment or other similar instrument so as to enable the other investors’ accession to this Agreement pari passu with the Investors hereunder; in furtherance of the foregoing, the Company has the right to modify the provisions hereof as changed due to above-mentioned matters (including, but not limited to the number of shareholders, the name of the shareholder, the total registered capital and the equity ratio), provided that, such modification or amendment shall not substantially impair the rights of any of the Parties and the total investment of the Investors shall not exceed the amount of RMB 6.65 billion. For the avoidance of doubt, any rise or fall in the shareholding percentage due to change in total amount of registered capital shall not be deemed as substantial impairment of right.

17.3                       No Waiver

No failure or delay of a Party in exercising any of its rights, powers or privileges shall constitute a waiver of the same. No single or partial exercise of any right, power or privilege shall preclude subsequent exercise of the same.

17.4                       Entire Agreement

(1)                                 For any matters uncovered herein (if any), the Parties shall sign a supplementary agreement on the basis of negotiation. A supplementary agreement is equally effective and enforceable as this Agreement.

(2)                                 This Agreement prevails over all discussions, negotiations, express of intent or relevant understandings between the Parties prior to the date hereof. All the documents, commitments and agreements entered into with respect to the subject matter of this agreement prior to the date hereof, whether in oral or written or otherwise, are hereby cancelled and do not affect any provision hereof.

17.5                       Notices

Any notice given hereunder by one party to the other Parties will be deemed as well served only if it is delivered in person, by registered mail, postage prepaid, or by fax to the address or fax number specified herein or such other address or fax number as may be notified from time to time for the purpose of notification to the other Parties. A notice becomes effective, if delivered in person, at the time of delivery, if sent by fax, at the time of transmission, and if by prepaid registered mail, 48 hours after it is put in post.  The following is sufficient to evidence the service of notice: if delivered in person or by prepaid registered mail, when it is properly addressed and duly delivered or put to post (as the case may be): if by tax, upon the fax machine sending the notice confirming the receipt thereof.

17.6                       Validity

The validity of this Agreement is superior to the Articles of Association of the Company. If there is any discrepancy between the Articles of Association and this Agreement, this Agreement shall prevail.

17.7                       Severability

Invalidity of any provision hereof shall not affect the validity of other provisions, except that such invalidity would cause material adverse effect on the other Parties’ interests hereunder, in which case, the aggrieved Party may make adjustment pursuant to this Agreement.

17.8                       Version of Business Registration

Subject to the actual needs for business registration and the provisions hereof, the Parties may otherwise entered into a compact version of this Subscription Agreement (hereinafter referred to as “Version for Business Registration”) for the convenience of the change registration. The validity of this Agreement is superior to the Version for Business Registration, and in case of any inconformity of the Version for Business Registration with this Agreement, this Agreement shall prevail.

17.9                       Effectivenss

This Agreement becomes effective as of the date when the Parties has signed and sealed hereunto.

17.10                Counterparts

This Agreement is made in twenty copies, with each of the Parties holding one and all having the same legal effect and force.

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Suqian Limao Donghong Investment Management Co, Ltd.

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Company seal:	/s/ Suqian Limao Donghong Investment Management Co, Ltd.

Legal or authorized representative (signature):

/s/ Authorized signatory

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Suqian Dongtai Jinrong Investment Management Center (Limited Partnership)

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Company seal:	/s/ Suqian Dongtai Jinrong Investment Management Center (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Beijing Sequoia Hongde Equity Investment Center (Limited Partnership)

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Company seal:	/s/ Beijing Sequoia Hongde Equity Investment Center (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Beijing Harvest Yuanrui Investment Center (Limited Partnership)

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Company seal:	/s/ Beijing Harvest Yuanrui Investment Center (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Suzhou Taiping Jingchuang Investment Management Enterprise (Limited Partnership)

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Company seal:	/s/ Suzhou Taiping Jingchuang Investment Management Enterprise (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Beijing Rongzhi Huineng Investment Management Center (Limited Partnership)

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Company seal:	/s/ Beijing Rongzhi Huineng Investment Management Center (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Shanghai Huasheng Lingfei Equity Investment Partnership (Limited Partnership)

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Company seal:	/s/ Shanghai Huasheng Lingfei Equity Investment Partnership (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Shenzhen Tiantu Investment Management Co., Ltd.

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Company seal:	/s/ Shenzhen Tiantu Investment Management Co., Ltd.

Legal or authorized representative (signature):

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Ningbo Xinyue Kangrong Equity Investment Fund Partnership (Limited Partnership)

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Company seal:	/s/ Ningbo Xinyue Kangrong Equity Investment Fund Partnership (Limited Partnership)

Executive partner or authorized representative (signature):

/s/ Authorized signatory

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Harbin Hengshi Dacheng Technology Co., Ltd.
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Company seal:	/s/ Harbin Hengshi Dacheng Technology Co., Ltd.

Legal or authorized representative (signature):

/s/ Authorized signatory

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Beijing Kuaile Weiyun Investment Co., Ltd.

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Company seal:	/s/ Beijing Kuaile Weiyun Investment Co., Ltd.

Legal or authorized representative (signature):

/s/ Authorized signatory

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Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

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Company seal:	/s/ Beijing Jingdong Shangboguangyi Investment Management Co., Ltd.

Legal or authorized representative (signature):

/s/ Authorized signatory